Exhibit 10.6

REPLACEMENT BONUS AGREEMENT

This Agreement (the “Agreement”), dated as of December 1, 2007 (the “Effective Date”), by and between ACTIVISION, INC., a Delaware corporation with its principal offices at 3100 Ocean Park Boulevard, Santa Monica, CA 90405 (the “Company”), and  BRIAN G. KELLY (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive entered into an employment agreement dated May 22, 2000 (the “Original Employment Agreement”);

WHEREAS, on December 29, 2006, the parties amended the Original Employment Agreement (the “Amended Employment Agreement”) to remove certain provisions that may have resulted in adverse consequences for the Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, pursuant to the Amended Employment Agreement, the parties agreed to negotiate in good faith to promptly develop benefits reasonably comparable to those forgone by the Executive under the Original Employment Agreement;

WHEREAS, the Company, Vivendi, S.A., a Societe Anonyme organized under the laws of France (“Vivendi”), Vivendi Games Acquisition Company LLC, a limited liability company organized under the laws of the State of Delaware (“Vivendi LLC”), Vivendi Games, Inc., a Delaware corporation (“Games”), and Sego Merger Corporation, a Delaware corporation (“Merger Sub”), have proposed to enter into a Business Combination Agreement (“BCA”) in order to combine the respective businesses of Games and the Company, pursuant to which, among other things, (i) Vivendi shall purchase (the “Share Purchase”) from the Company a number of newly issued shares of common stock, par value $0.000001 per share, of the Company (“Company Common Stock”) and (ii) Merger Sub shall be merged with and into Games (the “Merger” and, together with the Share Purchase, the “Combination Transactions”) pursuant to which (x) each share of common stock, par value $0.01 per share, of Games shall be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio (as defined in the BCA) and (y) Games shall become a wholly-owned subsidiary of the Company;

WHEREAS, concurrently with the execution of the BCA and this Agreement, the Executive and the Company have entered into an Amended and Restated Employment Agreement (the “New Employment Agreement”), which amends and supersedes the Amended Employment Agreement; and

WHEREAS, in entering into the New Employment Agreement, the Executive waived his rights under the Amended Employment Agreement in connection with the Combination Transactions to (i) elect to receive a cash payment in respect of all stock options held by him equal to, as to each share of Company Common Stock subject to such stock options, the excess of the closing price of the Company Common Stock on the date of the Combination Transactions over the option exercise price, (ii) accelerated vesting of all unvested stock options on the date of the Combination Transactions and (iii) resign for any reason during the six (6) month period following the three (3) month anniversary of the Combination Transactions and receive a severance payment equal to five (5) times the sum of his base salary and most recent annual bonus, a pro-rata annual bonus for the year of resignation and two years of health insurance continuation; and

NOW, THEREFORE, in consideration for the Executive’s relinquishment of certain rights as described in the Amended Employment Agreement and the Executive’s entering into the New Employment Agreement, the parties hereto hereby agree as follows:

1.             Replacement Bonuses

(a)                                  Cash Bonuses. The Executive shall be entitled to two cash bonuses (the “Cash Bonuses”) payable as follows:

(i)                                     Five million dollars ($5,000,000) (the “First Bonus”) shall be paid in a cash lump sum not later than December 31, 2007; and

(ii)                                  Five million dollars ($5,000,000) (the “Second Bonus”) shall be paid in a cash lump sum on the date the Combination Transactions are consummated (the “Consummation Date”) provided that the Executive is continuously employed by the Company Group (as defined in the New Employment Agreement) through the Consummation Date.

(b)                                 RSU Bonus.

(i)                                     Grant. On the Consummation Date, the Company shall grant the Executive 363,637 Restricted Stock Units (“RSUs”) pursuant to the Company’s 2007 Incentive Plan (the “2007 Plan”) provided that the Executive is continuously employed by the Company Group through the Consummation Date. Each RSU shall represent the right to receive one share of the Company Common Stock upon satisfaction of, and in accordance with, the provisions of this Agreement and, to the extent not inconsistent with the provisions of this Agreement, the 2007 Plan. The RSUs shall vest in full on December 31, 2010 (the “Vesting Date”) provided that the Executive is continuously employed by the Company through the Vesting Date.

(ii)                                  Termination of Employment. In the event of a termination of the Executive’s employment with the Company Group for any reason other than a termination by the Company for Cause (as defined in the New Employment Agreement), all unvested RSUs shall immediately vest in full. In the event of a termination of the Executive’s employment by the Company for Cause, the Executive shall forfeit any rights to the unvested portion of the RSUs.

(iii)                               Settlement of RSU Bonus. The shares of Company Common Stock subject to RSUs that vest pursuant to Section 1(b)(i) hereof shall be delivered within thirty (30) days following the Vesting Date. The shares of Company Common Stock subject to RSUs that vest pursuant to Section 1(b)(ii) hereof shall be delivered within thirty (30) days following the date of termination; provided, however, that if, at the time of the Executive’s termination that constitutes a “separation from service” within the meaning of the default rules under Section 409A of the Code, the Executive is a specified employee for purposes of Section 409A of the Code (as determined under the Company’s uniform written methodology for determining specified employees), then settlement of any RSUs prior to the 6-month anniversary of the Executive’s date of termination shall be delayed and shall not occur until the first business day following the 6-month anniversary of the Executive’s date of termination.

(c)                                  Alternative Transaction. In the event that the Combination Transactions are not consummated on or prior to June 30, 2009, but the Company enters into another agreement pursuant to which a Change of Control (as such term is defined in the New Employment Agreement) is consummated on or prior to June 30, 2009 (an “Alternative Transaction”), the Executive shall be entitled to the Second Bonus and the RSU Bonus in accordance with Sections 1(a)(ii) and 1(b); provided, however, that, for purposes of Sections 1(a)(ii) and 1(b), references to the Consummation Date will be deemed to refer to the consummation date of the Alternative Transaction.

(d)                                 Failure to Timely Consummate a Transaction. Notwithstanding the foregoing, if the Combination Transactions or an Alternative Transaction is not consummated on or prior to June 30, 2009, the Executive shall have no entitlement to, and the Company shall not be obligated to pay to the Executive, the Second Bonus or the RSU Bonus.

2.                                      Miscellaneous

(a)                                  Taxation. The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(b)                                 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Activision, Inc. 3100 Ocean Park Boulevard Santa Monica, CA 90405 Attention: General Counsel

with a copy to:	Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Linda E. Rappaport

If to the Executive:	Brian G. Kelly c/o Activision, Inc. 3100 Ocean Park Boulevard Santa Monica, CA 90405

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd St. New York, NY 10019 Attention: Michael Segal

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(c)                                  Waiver. No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.

(d)                                 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

(e)                                  Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and is intended to supersede all prior or contemporaneous employment negotiations, understandings and agreements (whether written or oral), including the Amended Employment Agreement. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

(f)                                    Successors; Binding Agreement. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Executive and his executors, administrators and legal representatives.

(g)                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

(h)                                 Headings. The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.

(i)                                     Survivability. The provisions of this Agreement shall survive the termination or expiration of this Agreement.

[SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACTIVISION, INC.

By:	/s/ Robert J. Morgado
Name: Robert Morgado
Title: Director

/s/ Brian G. Kelly
Brian G. Kelly